Exhibit 99

Titan International Inc. Prices and Increases Size of Convertible Senior Subordinated Notes Offering

QUINCY, Ill., December 15, 2009 – Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”) today announced that it has increased its previously announced offering of $75 million aggregate principal amount Convertible Senior Subordinated Notes due 2017 (the “Notes”) to $150 million aggregate principal amount.  The Notes will be offered and sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended or to other investors pursuant to another applicable exemption from registration. Titan granted the initial purchasers of its Notes an option to purchase up to $22.5 million principal amount of additional Notes, solely to cover over-allotments.

The Notes will bear cash interest semiannually at an annual rate of 5.625%.  Upon conversion, the Company will deliver a number of shares of its common stock as described in the offering circular.  The initial base conversion rate for the Notes will be 93.0016 shares of Titan common stock per $1,000 principal amount of Notes, equivalent to an initial base conversion price of approximately $10.75 per share of Titan common stock.  If the price of Titan common stock at the time of determination exceeds the base conversion price, the base conversion rate will be increased by an additional number of shares as determined pursuant to a formula described in the offering circular.  The base conversion rate will be subject to adjustment in certain events.  The initial base conversion price represents a premium of 37.5% relative to today’s closing sale price of Titan common stock.

Titan will have the right to redeem the Notes in whole or in part at a specified redemption price on or after January 20, 2014 if the closing sale price of its common stock exceeds 130% of the base conversion price then in effect for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice. The Notes will be subordinated in right of payment to Titan’s existing 8% senior notes due 2012.

Titan intends to use the proceeds from the offering for general corporate purposes, including financing potential future acquisitions and repayment of existing debt obligations.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes. Any offers of the Notes will be made only by means of a private offering circular. The Notes and the shares of common stock of Titan, if any, issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

 Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2008. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489